Exhibit 4.39

Termination Agreement

This Termination Agreement (hereinafter referred to as this “Termination Agreement”) was entered into by and among the following parties in Beijing on January 23, 2019:

Party A:                      Pintec (Beijing) Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China (“China”), having its address at 2025, 2/F Bowangyuan Podium, Yangfangdian Subdistrict, Haidian District, Beijing;

Party B:                      Hu Wei, a Chinese citizen, holding the ID Card No.: 341002198206130213; and

Party C:                      Beijing Hongdian Fund Distributor Co., Ltd. (former name: Beijing Lerong Duoyuan Investment Consulting Co., Ltd.), a limited liability company incorporated and existing under the laws of China, having its address at Suite 222, 2/F Podium, A-2 Worker’s Sports Complex Road, Chaoyang District, Beijing.

In this Termination Agreement, Party A, Party B, and Party C are referred to individually as a “Party” and collectively as the “Parties.”

Whereas:

1.                          Party B has executed the Exclusive Option Agreement with Party A and Party C on December 13, 2017, by which Party B grants the right to Party A for purchasing the total 100% equity interests held by Party B in Party C;

2.                          Party B has executed the Share Pledge Agreement with Party A and Party C on December 13, 2017, by which Party B agrees to pledge to Party A the total 100% equity interests it holds in Party C;

3.                          Party B has signed the Power of Attorney on December 13, 2017 (collectively with the Exclusive Option Agreement and Share Pledge Agreement, the “Restructuring Agreements”); and

4.                          Party A intends to terminate the Restructuring Agreements above due to the structural adjustment of the group company.

The Parties hereby reach this Termination Agreement with the provisions as follows via equal and friendly negotiation, which are to be jointly complied with:

Article 1          Party A, Party B, and Party C uniformly agree that, the Restructuring Agreements above executed among Party A, Party B, and Party C shall terminate to be effective from the effective date of this Termination Agreement.

Article 2          From the date on which the Restructuring Agreements are invalidated, the rights and obligations of Party A, Party B, and Party C under the Restructuring Agreements shall be terminated, and Party A, Party B, and Party C shall no longer enjoy or undertake any rights, obligations, and liabilities arising on the basis of the Restructuring Agreements. Each Party automatically waives any right of recourse and right of claim (if any) against other Parties under the Restructuring Agreements.

Article 3          This Termination Agreement is governed by the laws of China. In the event of any dispute, the Parties shall resolve such dispute via friendly negotiation. If the Parties fail to resolve such dispute within 30 days after any Party’s request to the other Parties for resolving the dispute via negotiation, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing, and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and be binding on all Parties.

Article 4          This Termination Agreement shall become effective as from the date of execution. This Termination Agreement is made in three originals, each Party holds one Original, and each Original shall have the same legal force.

Now therefore, this Termination Agreement is duly executed on the date first written above.

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[This page is the signature page to the Termination Agreement]

Party A:

Pintec (Beijing) Technology Co., Ltd. (Stamp)

Signature:	/s/ Wei Wei
Legal representative: Wei Wei

Party B:

Signature:	/s/ Hu Wei
Name: Hu Wei

Party C:

Beijing Hongdian Fund Distributor Co., Ltd. (Stamp)

Signature:	/s/ Zheng Yudong
Legal representative: Zheng Yudong